SmytheRatcliffe
CHARTERED ACCOUNTANTS

October 29, 2007

British Columbia Securities Commission
PO Box 142, Pacific Centre
701 West Georgia Street
Vancouver, BC V7Y 1L2

TSX Venture Exchange
PO Box 11633
2700 - 650 West Georgia Street
Vancouver, BC V6B 4N9

Alberta Securities Commission
4 Floor, 300 5 Avenue SW
Calgary, AB T2P 3C4

Dear Sirs:

RE: WEALTH MINERALS LTD. (THE "COMPANY")

We are writing in accordance with National Instrument 51-102 *Continuous Disclosure Obligations* ("NI 51-102"). We wish to confirm that we have read the Notice of Change of Auditor of the Company dated October 22, 2007 and that based on our current knowledge we are in agreement with the information contained in such Notice.

Yours very truly,

"Smythe Ratcliffe LLP" (signed)

Chartered Accountants

KYN/ny

7th Floor, Marine Building
355 Burrard Street, Vancouver, BC
Canada V6C 2G8

Telephone: 604.687.1231
Fax: 604.688.4675
Web: SmytheRatcliffe.com

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